Exhibit 99.1

CONNECTONE BANCORP, INC. REPORTS

SECOND QUARTER 2024 RESULTS;

DECLARES COMMON AND PREFERRED DIVIDENDS

Englewood Cliffs, N.J., July 25, 2024 (GLOBE NEWSWIRE) – ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income available to common stockholders of $17.5 million for the second quarter of 2024 compared with $15.7 million for the first quarter of 2024 and $19.9 million for the second quarter of 2023. Diluted earnings per share were $0.46 for the second quarter of 2024 compared with $0.41 for the first quarter of 2024 and $0.51 for the second quarter of 2023.

The increase in net income available to common stockholders and diluted earnings per share from the first quarter of 2024 was primarily due to a $1.5 million decrease to provision for credit losses, a $1.1 million increase in net interest income and a $0.6 million increase in noninterest income, partially offset by a $0.8 million increase in income tax expense and a $0.5 million increase in noninterest expenses. The decrease in net income available to common stockholders from the second quarter of 2023 was primarily due to a $2.4 million decrease in net interest income and a $2.1 million increase in noninterest expenses, partially offset by a $1.0 million increase in noninterest income, a $0.7 million decrease in income tax expense and a $0.5 million decrease to provision for credit losses.

Pre-tax, pre-provision net revenue (“PPNR”) as a percent of average assets was 1.17%, 1.10% and 1.31% for the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively.

Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer stated, “Reflecting a commitment to our relationship-banking business model, ConnectOne’s second quarter performance was solid and, we believe, is in the early stages of an upswing. Pre-tax and pre-provision net revenue increased sequentially by an annualized 17%, our net interest margin widened by 8 basis points, and both our loan to deposit and CRE concentration ratios improved.”

“During the second quarter, client deposit balances increased approximately 7% on an annualized basis, with noninterest-bearing demand deposits remaining flat, driven by meaningful growth from existing clients and successfully onboarding new clients to the bank. And while loan originations are continuing at an annualized run-rate of more than $1 billion, our loan portfolio decreased sequentially. This reflected higher pay-downs and pay-offs than usual and was consistent with our strategy to actively manage non-relationship loans off our balance sheet.”

Mr. Sorrentino concluded, “While ConnectOne remains focused on investing in our valuable franchise, further strengthening our solid balance sheet, enhancing our core funding and improving our loan mix, it also appears banking industry fundamentals may have turned the corner. Either way, we believe that ConnectOne is poised for sustained growth and long-term profitability.”

Dividend Declarations

The Company announced that its Board of Directors declared a cash dividend on both its common stock and its outstanding preferred stock.

A cash dividend on common stock of $0.18 per share will be paid on September 3, 2024, to common stockholders of record on August 15, 2024. A dividend of $0.328125 per depositary share, representing a 1/40th interest in a share of the Company’s 5.25% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, will also be paid on September 3, 2024 to holders of record on August 15, 2024.

Operating Results

Fully taxable equivalent net interest income for the second quarter of 2024 was $62.3 million, an increase of $1.1 million, or 1.9%, from the first quarter of 2024, due to an eight basis-point widening of the net interest margin to 2.72% from 2.64%, which was partially offset by a $113.2 million, or 1.2%, decrease in average interest-earning assets. The net interest margin widening was primarily due to an eight basis-point increase in the yield on interest-earning assets, while the cost to fund those assets remained essentially flat. The decrease in average interest-earning assets from the first quarter of 2024 was primarily attributable to a $120.0 million decrease in average loans, reflecting a larger than typical volume of loan payoffs, paydowns and sales.

Fully taxable equivalent net interest income for the second quarter of 2024 decreased by $2.4 million, or 3.7%, from the second quarter of 2023. The decrease from the second quarter of 2023 resulted primarily from a nine basis-point decrease in the net interest margin to 2.72% from 2.81%, partially offset by a $63.5 million, or 0.8%, increase in average loans. The contraction of the net interest margin for the second quarter of 2024 when compared to the second quarter of 2023 was primarily attributable to a 64 basis-point increase in the average cost of deposits, including noninterest-bearing deposits, partially offset by a 42 basis-point increase in the loan portfolio yield.

Noninterest income was $4.4 million in the second quarter of 2024, $3.8 million in the first quarter of 2024 and $3.4 million in the second quarter of 2023. Included in noninterest income were net (losses) gains on equity securities of $(0.2) million, $0.1 million, and $(0.2) million for the second quarter of 2024, first quarter of 2024 and second quarter of 2023, respectively. Excluding the equity securities (losses) gains, adjusted noninterest income was $4.6 million, $3.8 million, and $3.6 million for the second quarter of 2024, first quarter of 2024 and second quarter of 2023, respectively. The $0.8 million increase in adjusted noninterest income for the second quarter of 2024 when compared to the first quarter of 2024 was primarily due to a $0.8 million increase in net gains on sale of loans held-for-sale. The $1.0 million increase in adjusted noninterest income for the second quarter of 2024 when compared to the second quarter of 2023 was primarily due to an increase in net gains on loans held-for-sale of $0.7 million, an increase in deposit, loan, and other income of $0.1 million and an increase in BOLI income of $0.1 million.

Noninterest expenses totaled $37.6 million for the second quarter of 2024, $37.1 million for the first quarter of 2024 and $35.5 million for the second quarter of 2023. The $0.5 million increase from the first quarter of 2024 was attributable to increases in salaries and employee benefits of $0.6 million and other expenses of $0.3 million, partially offset by decreases in information and technology communications of $0.2 million, marketing and advertising of $0.1 million and occupancy and equipment of $0.1 million. The $2.1 million increase from the second quarter of 2023 was attributable to increases in salaries and employee benefits of $1.0 million, information technology and communications of $0.6 million, other expenses of $0.3 million, occupancy and equipment of $0.2 million and FDIC insurance of $0.1 million. The increase in salaries and employee benefits when compared to the first quarter of 2024 and the second quarter of 2023 was primarily attributable to increases in incentive-based compensation accruals, partially offset by decreases in payroll tax expenses. The increases in information technology and communications when compared to the first quarter of 2024 and the second quarter of 2023 are attributable to additional investments in technology, equipment, and software.

Income tax expense was $6.7 million for the second quarter of 2024, $5.9 million for the first quarter of 2024 and $7.4 million for the second quarter of 2023. The effective tax rates for the second quarter of 2024, first quarter of 2024 and second quarter of 2023 were 26.0%, 25.5% and 25.8%, respectively.

Asset Quality

The provision for credit losses was $2.5 million for the second quarter of 2024, $4.0 million for the first quarter of 2024 and $3.0 million for the second quarter of 2023. The decrease in the current quarter’s provision for credit losses from the first quarter of 2024 was primarily attributable to a decrease in general reserves that resulted from a decrease in loans receivable.

Nonperforming assets, which includes nonaccrual loans and other real estate owned (the Bank had no other real estate owned during the periods reported), were $46.0 million as of June 30, 2024, $52.5 million as of December 31, 2023 and $51.5 million as of June 30, 2023. Nonperforming assets as a percentage of total assets were 0.47% as of June 30, 2024, 0.53% as of December 31, 2023 and 0.53% as of June 30, 2023. The ratio of nonaccrual loans to loans receivable was 0.56%, 0.63% and 0.63%, as of June 30, 2024, December 31, 2023 and June 30, 2023, respectively. The annualized net loan charge-offs ratio was 0.16% for the second quarter of 2024, 0.43% for the fourth quarter of 2023 and 0.05% for the second quarter of 2023. The allowance for credit losses represented 1.01%, 0.98%, and 1.09% of loans receivable as of June 30, 2024, December 31, 2023, and June 30, 2023, respectively. The allowance for credit losses as a percentage of nonaccrual loans was 178.3% as of June 30, 2024, 156.1% as of December 31, 2023 and 173.2% as of June 30, 2023.

Credit quality metrics remained solid. Criticized and classified loans as a percentage of total loans increased to 1.50% as of June 30, 2024 versus 1.35% as of December 31, 2023 and decreased from 1.70% as of June 30, 2023. Loans delinquent 30 to 89 days were 0.11% of loans as of June 30, 2024 down from 0.30% as of December 31, 2023 and up from 0.04% as of June 30, 2023.

Selected Balance Sheet Items

The Company’s total assets were $9.724 billion as of June 30, 2024, compared to $9.856 billion as of December 31, 2023.  Loans receivable were $8.158 billion as of June 30, 2024 and $8.345 billion as of December 31, 2023. Total deposits were $7.576 billion as of June 30, 2024 and $7.536 billion as of December 31, 2023.

The Company’s total stockholders’ equity was $1.224 billion as of June 30, 2024 and $1.217 billion as of December 31, 2023. The increase in total stockholders’ equity was primarily attributable to an increase in retained earnings of approximately $20 million, partially offset by increases in accumulated other comprehensive loss of approximately $7 million and increases in treasury stock of approximately $6 million. As of June 30, 2024, the Company’s tangible common equity ratio and tangible book value per share were 9.46% and $23.45, respectively, compared to 9.25% and $23.14, respectively, as of December 31, 2023. Total goodwill and other intangible assets were $213.6 million as of June 30, 2024, and $214.2 million as of December 31, 2023.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Second Quarter 2024 Results Conference Call

Management will also host a conference call and audio webcast at 10:00 a.m. ET on July 25, 2024 to review the Company's financial performance and operating results. The conference call dial-in number is 1 (646) 307-1963, access code 8868797. Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Thursday, July 25, 2024 and ending on Thursday, August 1, 2024 by dialing 1 (609) 800-9909, access code 8868797. An online archive of the webcast will be available following the completion of the conference call at https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and the Bank’s fintech subsidiary, BoeFly, Inc. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses. BoeFly, Inc. is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, as supplemented by the Company’s subsequent filings with the U.S. Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the COVID-19 pandemic on the Company, its employees and operations, and its customers. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns

Senior Executive Vice President & CFO

201.816.4474: bburns@cnob.com

Media Contact:

Shannan Weeks

MWW

732.299.7890: sweeks@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

	June 30,	December 31,	June 30,
	2024	2023	2023
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$47,105	$61,421	$56,286
Interest-bearing deposits with banks	246,408	181,293	263,638
Cash and cash equivalents	293,513	242,714	319,924

Investment securities	620,579	617,162	612,819
Equity securities	19,743	18,564	17,950

Loans held-for-sale	435	-	1,089

Loans receivable	8,157,903	8,345,145	8,148,540
Less: Allowance for credit losses - loans	82,077	81,974	89,205
Net loans receivable	8,075,826	8,263,171	8,059,335

Investment in restricted stock, at cost	43,403	51,457	46,688
Bank premises and equipment, net	28,881	30,779	29,093
Accrued interest receivable	48,262	49,108	46,237
Bank owned life insurance	240,985	237,644	234,412
Right of use operating lease assets	13,359	12,007	8,874
Goodwill	208,372	208,372	208,372
Core deposit intangibles	5,232	5,874	6,569
Other assets	125,141	118,751	132,601
Total assets	$9,723,731	$9,855,603	$9,723,963

LIABILITIES
Deposits:
Noninterest-bearing	$1,268,882	$1,259,364	$1,356,293
Interest-bearing	6,307,132	6,276,838	6,182,004
Total deposits	7,576,014	7,536,202	7,538,297
Borrowings	756,144	933,579	827,601
Subordinated debentures, net	79,692	79,439	79,187
Operating lease liabilities	14,435	13,171	10,007
Other liabilities	73,219	76,592	69,474
Total liabilities	8,499,504	8,638,983	8,524,566

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock	110,927	110,927	110,927
Common stock	586,946	586,946	586,946
Additional paid-in capital	33,955	33,182	30,740
Retained earnings	610,759	590,970	566,498
Treasury stock	(76,116)	(70,296)	(61,877)
Accumulated other comprehensive loss	(42,244)	(35,109)	(33,837)
Total stockholders' equity	1,224,227	1,216,620	1,199,397
Total liabilities and stockholders' equity	$9,723,731	$9,855,603	$9,723,963

CONNECTONE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	06/30/24	06/30/23	06/30/24	06/30/23
Interest income
Interest and fees on loans	$120,145	$111,048	$240,233	$217,951
Interest and dividends on investment securities:
Taxable	4,683	4,029	9,017	8,258
Tax-exempt	1,121	1,247	2,275	2,339
Dividends	1,217	945	2,342	1,843
Interest on federal funds sold and other short-term investments	2,841	4,056	5,747	7,031
Total interest income	130,007	121,325	259,614	237,422
Interest expense
Deposits	62,086	50,714	122,493	90,801
Borrowings	6,482	6,768	15,382	15,694
Total interest expense	68,568	57,482	137,875	106,495

Net interest income	61,439	63,843	121,739	130,927
Provision for credit losses	2,500	3,000	6,500	4,000
Net interest income after provision for credit losses	58,939	60,843	115,239	126,927

Noninterest income
Deposit, loan and other income	1,654	1,545	3,246	2,948
Income on bank owned life insurance	1,677	1,553	3,341	3,084
Net gains on sale of loans held-for-sale	1,277	550	1,783	599
Net losses on equity securities	(209)	(210)	(123)	(401)
Total noninterest income	4,399	3,438	8,247	6,230

Noninterest expenses
Salaries and employee benefits	22,721	21,726	44,852	43,962
Occupancy and equipment	2,899	2,677	5,908	5,438
FDIC insurance	1,800	1,715	3,600	2,665
Professional and consulting	1,923	1,932	3,851	4,126
Marketing and advertising	613	556	1,290	1,088
Information technology and communications	4,198	3,644	8,587	6,705
Amortization of core deposit intangibles	321	371	642	743
Other expenses	3,119	2,829	5,929	5,593
Total noninterest expenses	37,594	35,450	74,659	70,320

Income before income tax expense	25,744	28,831	48,827	62,837
Income tax expense	6,688	7,437	12,566	16,514
Net income	19,056	21,394	36,261	46,323
Preferred dividends	1,509	1,509	3,018	3,018
Net income available to common stockholders	$17,547	$19,885	$33,243	$43,305

Earnings per common share:
Basic	$0.46	$0.51	$0.87	$1.11
Diluted	0.46	0.51	0.86	1.10

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.

SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2024	2024	2023	2023	2023
	(dollars in thousands)
Selected Financial Data
Total assets	$9,723,731	$9,853,964	$9,855,603	$9,678,885	$9,723,963
Loans receivable:
Commercial	$1,491,079	$1,561,063	$1,564,768	$1,464,479	$1,462,245
Commercial real estate	3,274,941	3,333,488	3,342,603	3,288,704	3,237,559
Multifamily	2,499,581	2,507,893	2,566,904	2,559,927	2,604,230
Commercial construction	639,168	646,593	620,496	622,748	596,362
Residential	256,786	254,214	256,041	251,416	254,405
Consumer	945	850	1,029	936	1,416
Gross loans	8,162,500	8,304,101	8,351,841	8,188,210	8,156,217
Net deferred loan fees	(4,597)	(6,144)	(6,696)	(7,101)	(7,677)
Loans receivable	8,157,903	8,297,957	8,345,145	8,181,109	8,148,540
Loans held-for-sale	435	-	-	-	1,089
Total loans	$8,158,338	$8,297,957	$8,345,145	$8,181,109	$8,149,629

Investment and equity securities	$640,322	$638,854	$635,726	$599,544	$630,769
Goodwill and other intangible assets	213,604	213,925	214,246	214,594	214,941
Deposits:
Noninterest-bearing demand	$1,268,882	$1,290,523	$1,259,364	$1,224,125	$1,356,293
Time deposits	2,593,165	2,623,391	2,531,371	2,522,210	2,621,148
Other interest-bearing deposits	3,713,967	3,674,740	3,745,467	3,692,160	3,560,856
Total deposits	$7,576,014	$7,588,654	$7,536,202	$7,438,495	$7,538,297

Borrowings	$756,144	$877,568	$933,579	$887,590	$827,601
Subordinated debentures (net of debt issuance costs)	79,692	79,566	79,439	79,313	79,187
Total stockholders' equity	1,224,227	1,216,609	1,216,620	1,188,154	1,199,397

Quarterly Average Balances
Total assets	$9,745,853	$9,860,753	$9,690,746	$9,625,625	$9,765,582
Loans receivable:
Commercial (including PPP loans)	$1,517,446	$1,552,360	$1,510,634	$1,471,006	$1,427,153
Commercial real estate (including multifamily)	5,789,498	5,890,853	5,874,854	5,821,794	5,847,147
Commercial construction	652,227	637,993	630,468	625,640	611,492
Residential	254,284	252,965	253,200	253,114	256,924
Consumer	5,155	5,091	6,006	4,972	6,733
Gross loans	8,218,610	8,339,262	8,275,162	8,176,526	8,149,449
Net deferred loan fees	(5,954)	(6,533)	(6,894)	(7,387)	(8,591)
Loans receivable	8,212,656	8,332,729	8,268,268	8,169,139	8,140,858
Loans held-for-sale	169	99	31	171	8,516
Total loans	$8,212,825	$8,332,828	$8,268,299	$8,169,310	$8,149,374

Investment and equity securities	$637,551	$633,270	$602,287	$628,429	$642,915
Goodwill and other intangible assets	213,813	214,133	214,472	214,822	215,182
Deposits:
Noninterest-bearing demand	$1,256,251	$1,254,201	$1,248,132	$1,275,325	$1,347,268
Time deposits	2,587,706	2,567,767	2,495,091	2,606,122	2,658,673
Other interest-bearing deposits	3,721,167	3,696,374	3,747,093	3,723,561	3,640,939
Total deposits	$7,565,124	$7,518,342	$7,490,316	$7,605,008	$7,646,880

Borrowings	$787,256	$947,003	$823,123	$651,112	$756,303
Subordinated debentures (net of debt issuance costs)	79,609	79,483	79,356	79,230	79,104
Total stockholders' equity	1,220,621	1,220,818	1,198,389	1,202,647	1,197,043

	Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2024	2024	2023	2023	2023
	(dollars in thousands, except for per share data)
Net interest income	$61,439	$60,300	$61,822	$62,357	$63,843
Provision for credit losses	2,500	4,000	2,700	1,500	3,000
Net interest income after provision for credit losses	58,939	56,300	59,122	60,857	60,843
Noninterest income
Deposit, loan and other income	1,654	1,592	1,545	1,605	1,545
Income on bank owned life insurance	1,677	1,664	1,635	1,597	1,553
Net gains on sale of loans held-for-sale	1,277	506	472	633	550
Net (losses) gains on equity securities	(209)	86	557	(273)	(210)
Total noninterest income	4,399	3,848	4,209	3,562	3,438
Noninterest expenses
Salaries and employee benefits	22,721	22,131	22,010	22,251	21,726
Occupancy and equipment	2,899	3,009	2,708	2,738	2,677
FDIC insurance	1,800	1,800	1,800	1,800	1,715
Professional and consulting	1,923	1,928	1,587	1,834	1,932
Marketing and advertising	613	677	323	554	556
Information technology and communications	4,198	4,389	4,148	3,487	3,644
Amortization of core deposit intangible	321	321	348	347	371
Other expenses	3,119	2,810	2,821	2,773	2,829
Total noninterest expenses (excluding FDIC special assessment)	37,594	37,065	35,745	35,784	35,450

FDIC special assessment	-	-	2,100	-	-
Total noninterest expenses	37,594	37,065	37,845	35,784	35,450

Income before income tax expense	25,744	23,083	25,486	28,635	28,831
Income tax expense	6,688	5,878	6,213	7,228	7,437
Net income	19,056	17,205	19,273	21,407	21,394
Preferred dividends	1,509	1,509	1,509	1,509	1,509
Net income available to common stockholders	$17,547	$15,696	$17,764	$19,898	$19,885

Weighted average diluted common shares outstanding	38,448,594	38,511,747	38,651,391	38,829,681	39,016,839
Diluted EPS	$0.46	$0.41	$0.46	$0.51	$0.51

Reconciliation of GAAP Earnings to Pre-tax and Pre-provision Net Revenue
Net income	$19,056	$17,205	$19,273	$21,407	$21,394
Income tax expense	6,688	5,878	6,213	7,228	7,437
Provision for credit losses	2,500	4,000	2,700	1,500	3,000
Pre-tax and pre-provision net revenue	$28,244	$27,083	$28,186	$30,135	$31,831

Return on Assets Measures
Average assets	$9,745,853	$9,860,753	$9,690,746	$9,625,625	$9,765,582
Return on avg. assets	0.79%	0.70%	0.79%	0.88%	0.88%
Return on avg. assets (pre-tax and pre-provision)	1.17	1.10	1.15	1.24	1.31

	Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2024	2024	2023	2023	2023
	(dollars in thousands)
Return on Equity Measures
Average stockholders' equity	$1,220,621	$1,220,818	$1,198,389	$1,202,647	$1,197,043
Less: average preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Average common equity	$1,109,694	$1,109,891	$1,087,462	$1,091,720	$1,086,116
Less: average intangible assets	(213,813)	(214,133)	(214,472)	(214,822)	(215,182)
Average tangible common equity	$895,881	$895,758	$872,990	$876,898	$870,934

Return on avg. common equity (GAAP)	6.36%	5.69%	6.48%	7.23%	7.34%
Return on avg. tangible common equity ("TCE") (non-GAAP) (1)	7.98	7.15	8.18	9.11	9.28
Return on avg. tangible common equity (pre-tax and pre-provision)	12.78	12.26	12.92	13.74	14.78

Efficiency Measures
Total noninterest expenses	$37,594	$37,065	$37,845	$35,784	$35,450
Amortization of core deposit intangibles	(321)	(321)	(348)	(347)	(371)
FDIC special assessment	-	-	(2,100)	-	-
Operating noninterest expense	$37,273	$36,744	$35,397	$35,437	$35,079

Net interest income (tax equivalent basis)	$62,255	$61,111	$62,627	$63,208	$64,627
Noninterest income	4,399	3,848	4,209	3,562	3,438
Net losses (gains) on equity securities	209	(86)	(557)	273	210
Operating revenue	$66,863	$64,873	$66,279	$67,043	$68,275

Operating efficiency ratio (non-GAAP) (2)	55.7%	56.6%	53.4%	52.9%	51.4%

Net Interest Margin
Average interest-earning assets	$9,210,050	$9,323,291	$9,172,165	$9,089,431	$9,228,079
Net interest income (tax equivalent basis)	62,255	61,111	62,627	63,208	64,627
Net interest margin (GAAP)	2.72%	2.64%	2.71%	2.76%	2.81%

(1)	Earnings available to common stockholders excluding amortization of intangible assets divided by average tangible common equity.
(2)	Operating noninterest expense divided by operating revenue.

	As of
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2024	2024	2023	2023	2023
	(dollars in thousands, except for per share data)
Capital Ratios and Book Value per Share
Stockholders equity	$1,224,227	$1,216,609	$1,216,620	$1,188,154	$1,199,397
Less: preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Common equity	$1,113,300	$1,105,682	$1,105,693	$1,077,227	$1,088,470
Less: intangible assets	(213,604)	(213,925)	(214,246)	(214,594)	(214,941)
Tangible common equity	$899,696	$891,757	$891,447	$862,633	$873,529

Total assets	$9,723,731	$9,853,964	$9,855,603	$9,678,885	$9,723,963
Less: intangible assets	(213,604)	(213,925)	(214,246)	(214,594)	(214,941)
Tangible assets	$9,510,127	$9,640,039	$9,641,357	$9,464,291	$9,509,022

Common shares outstanding	38,365,069	38,333,053	38,519,770	38,621,970	38,966,652

Common equity ratio (GAAP)	11.45%	11.22%	11.22%	11.13%	11.19%
Tangible common equity ratio (non-GAAP) (3)	9.46	9.25	9.25	9.11	9.19

Regulatory capital ratios (Bancorp):
Leverage ratio	10.97%	10.73%	10.86%	10.86%	10.62%
Common equity Tier 1 risk-based ratio	10.93	10.70	10.62	10.64	10.55
Risk-based Tier 1 capital ratio	12.28	12.03	11.95	11.98	11.90
Risk-based total capital ratio	14.13	13.88	13.77	13.90	13.83

Regulatory capital ratios (Bank):
Leverage ratio	11.29%	11.10%	11.20%	11.23%	10.95%
Common equity Tier 1 risk-based ratio	12.63	12.43	12.31	12.38	12.26
Risk-based Tier 1 capital ratio	12.63	12.43	12.31	12.38	12.26
Risk-based total capital ratio	13.61	13.41	13.28	13.43	13.33

Book value per share (GAAP)	$29.02	$28.84	$28.70	$27.89	$27.93
Tangible book value per share (non-GAAP) (4)	23.45	23.26	23.14	22.34	22.42

Net Loan Charge-offs (Recoveries):
Net loan charge-offs (recoveries):
Charge-offs	$3,595	$3,185	$8,960	$2,487	$1,118
Recoveries	(324)	(23)	-	(8)	(76)
Net loan charge-offs	$3,271	$3,162	$8,960	$2,479	$1,042
Net loan charge-offs as a % of average loans receivable (annualized)	0.16%	0.15%	0.43%	0.12%	0.05%

Asset Quality
Nonaccrual loans	$46,026	$47,438	$52,524	$56,059	$51,496
Other real estate owned	-	-	-	-	-
Nonperforming assets	$46,026	$47,438	$52,524	$56,059	$51,496

Allowance for credit losses - loans ("ACL")	$82,077	$82,869	$81,974	$88,230	$89,205
Loans receivable	8,157,903	8,297,957	8,345,145	8,181,109	8,148,540

Nonaccrual loans as a % of loans receivable	0.56%	0.57%	0.63%	0.69%	0.63%
Nonperforming assets as a % of total assets	0.47	0.48	0.53	0.58	0.53
ACL as a % of loans receivable	1.01	1.00	0.98	1.08	1.09
ACL as a % of nonaccrual loans	178.3	174.7	156.1	157.4	173.2

(3)	Tangible common equity divided by tangible assets
(4)	Tangible common equity divided by common shares outstanding at period-end

CONNECTONE BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(dollars in thousands)

	For the Quarter Ended
	June 30, 2024			March 31, 2024			June 30, 2023
	Average			Average			Average
Interest-earning assets:	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Investment securities (1) (2)	$739,591	$6,102	3.32%	$720,303	$5,794	3.24%	$726,315	$5,607	3.10%
Loans receivable and loans held-for-sale (2) (3) (4)	8,212,825	120,663	5.91	8,332,828	120,592	5.82	8,149,374	111,501	5.49
Federal funds sold and interest-
bearing deposits with banks	212,811	2,841	5.37	218,212	2,906	5.36	309,458	4,056	5.26
Restricted investment in bank stock	44,823	1,217	10.92	51,948	1,126	8.72	42,932	945	8.83
Total interest-earning assets	$9,210,050	130,823	5.71	$9,323,291	130,418	5.63	9,228,079	122,109	5.31
Allowance for credit losses	(84,681)			(84,005)			(87,473)
Noninterest-earning assets	620,484			621,467			624,976
Total assets	$9,745,853			$9,860,753			$9,765,582

Interest-bearing liabilities:
Time deposits	2,587,706	28,898	4.49	2,567,767	28,038	4.39	$2,658,673	23,778	3.59
Other interest-bearing deposits	3,721,167	33,188	3.59	3,696,374	32,369	3.52	3,640,939	26,936	2.97
Total interest-bearing deposits	6,308,873	62,086	3.96	6,264,141	60,407	3.88	6,299,612	50,714	3.23

Borrowings	787,256	5,150	2.63	947,003	7,567	3.21	756,303	5,438	2.88
Subordinated debentures, net	79,609	1,311	6.62	79,483	1,311	6.63	79,104	1,306	6.62
Finance lease	1,416	21	5.96	1,483	22	5.97	1,658	24	5.81
Total interest-bearing liabilities	7,177,154	68,568	3.84	7,292,110	69,307	3.82	7,136,677	57,482	3.23

Noninterest-bearing demand deposits	1,256,251			1,254,201			1,347,268
Other liabilities	91,827			93,624			84,594
Total noninterest-bearing liabilities	1,348,078			1,347,825			1,431,862
Stockholders' equity	1,220,621			1,220,818			1,197,043
Total liabilities and stockholders' equity	$9,745,853			$9,860,753			$9,765,582

Net interest income (tax equivalent basis)		62,255			61,111			64,627
Net interest spread (5)			1.87%			1.80%			2.08%

Net interest margin (6)			2.72%			2.64%			2.81%

Tax equivalent adjustment		(816)			(811)			(784)
Net interest income		$61,439			$60,300			$63,843

(1)	Average balances are calculated on amortized cost.
(2)	Interest income is presented on a tax equivalent basis using 21% federal tax rate.
(3)	Includes loan fee income.
(4)	Loans include nonaccrual loans.
(5)	Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.
(6)	Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7)	Rates are annualized.